ENDURANCE GOLD CORPORATION

ENDURANCE RESOURCES INC.

1700, 750 West Pender Street

Vancouver, B.C. V6C 2T8

Tel: (604) 682-2707 Fax: (604) 681 0902

April 20, 2012

Mrs. Lynn Harrison

Liberty Gold Corp.

2415 East Comelback Rd.

Suite #700

Phoenix, AZ, 85016

CONFIDENTIAL

Dear Lynn:

Re:   McCord Gold Property, Tolovana Mining District, Alaska

Following a preliminary review by Liberty Gold Corp. ("Liberty") of the available data for the McCord Gold Property in Alaska, Liberty is prepared to offer Endurance Gold Corporation and Endurance Resources Inc. (collectively “Endurance”) the following option to earn a 60% interest in fourteen (14) State of Alaska mineral claims (2,218 acres) as summarized in Schedule A, hereinafter referred to as the "Property", which is owned 100% by Endurance.

1.

As part of the option, Liberty proposes to make cash payments to Endurance totalling US $85,000 over three years, as outlined below:

	Annual US $	Cumulative US $
On signing this letter	$15,000	$15,000
On or before December 31, 2012	$20,000	$35,000
On or before December 31, 2013	$20,000	$55,000
On or before December 31, 2014	$30,000	$85,000

2.

Liberty would incur cumulative Exploration Expenditures (as defined herein) totalling US $600,000 to be incurred on or before December 31, 2014.  Liberty would agree to incur a minimum of US $150,000 in Exploration Expenditures during 2012 with the objective of advancing the Property to drill stage by the fall of 2012. An indicative Budget for the initial 2012 program is appended as Schedule B to this Letter Agreement.

Exploration Expenditures incurred in excess of the minimum 2012 program would be credited against Exploration Expenditures otherwise required in subsequent years.

April 2012 Letter Agreement – McCord Gold Property, Alaska

3.

Liberty would not vest their 60% ownership interest in the Property until all the option and exploration requirements defined in Sections 1 and 2 were fulfilled. Upon making the US $85,000 cash payments and incurring the Exploration Expenditures of US $600,000, the Liberty will have earned a 60% joint venture (“JV”) interest in the Property.

4.

Upon vesting with a 60% JV interest, Liberty shall promptly provide notice of such vesting to Endurance (“Option Completion Notice”), at which point the Property would be administered through a JV Agreement (see section 13 below). Any Exploration Expenditures incurred by Liberty that exceed the earn-in requirements under section 2, and incurred prior to and within 60 days of the Option Completion Notice, will not be credited to future JV expenditures.

5.

Liberty will be the Operator during the Option period but agrees to engage Endurance to manage the 2012 exploration program on their behalf. Endurance would engage Alaska-based consulting and exploration consultants to assist in implementing the exploration program. The 2013 and 2014 Programs would be conducted by Liberty as Operator, unless mutually agreed otherwise.

6.

Exploration Expenditures would include all reasonable direct and indirect costs together with any and all costs, fees and expenses or contractors overheads which may be paid to complete exploration programs, obtain metallurgical, feasibility, engineering or other studies or reports on or with respect to the Property or any part of it incurred by Endurance in 2012 and by Liberty thereafter, in relation to the exploration and development of the Property, either directly or by payments or rentals to governments, contractors, third parties, including all logistics, transportation and other relevant off-site costs. For greater clarity, Exploration Expenditures would include all rentals, annual assessments, and recording fees related to the maintenance of the Property and any costs related to any additional claim staking completed within the Mutual Area of Interest (as defined herein).

7.

Exploration Expenditures for 2012 would include the reimbursement of US$ 8,000 incurred by Endurance in 2012 for the preparation of the McCord Property technical report and budget preparation for 2012.

8.

There will be added to and included in Exploration Expenditures a charge for off-site and administration costs equal to 10% of all direct and indirect Exploration Expenditures attributable by the Party that is managing the exploration programs, including third party management fees.

9.

Endurance agrees to provide all existing technical data to Liberty.  Liberty agrees to provide Endurance with copies of all additional technical data generated by Liberty or its contractors/consultants during the option period. On termination of the option, copies of all technical data provided by Endurance will be returned by Liberty.

10.

Liberty is required to maintain the Property in good standing. Liberty would assume all rentals, annual assessments, and recording fees related to the maintenance of the Property.  During the option period, all such filings must be completed by October 30th of each year.

11.

Immediately on signing of this Letter Agreement, Endurance would prepare a tabulation of cash requirement timing for the 2012 Program expenditures, and future Programs if necessary. Liberty agrees to advance funds on receipt of cash calls, which cash calls will be no more frequent than monthly.  It may include anticipated expenditures for up to a two-month period, and will be presented four to eight weeks prior to requirement of the funds. Cash calls are payable within 10 days of receipt.

April 2012 Letter Agreement – McCord Gold Property, Alaska

12.

The Property would include a Mutual Area of Interest as defined and illustrated in Schedule C to this agreement (AMI). During the term of the Option, any claims acquired by either party within the AMI would become part of the Property. The AMI would cease 12 months after termination of this agreement.

13.

A formal option agreement (“Formal Agreement”) between Liberty and Endurance will be completed by July 30, 2012.  The formal agreement will detail the rights, duties and obligations of the respective parties to the agreement and will replace this Letter Agreement in its entirety. The form of agreement is attached by reference only as Schedule D, such form agreement is the Form of Option and Joint Venture Agreement as drafted by the Continuing Legal Education Society of British Columbia.

14.

The Parties recognize that this Letter Agreement may need to be the subject of disclosure to shareholders. If public disclosure is required, the disclosing party will provide the other party with 48 hours to comment on the language contained within the draft news release before such news release is issued.

15.

This Letter Agreement, the formal option agreement, and all data collected from the Property will be subject to confidentiality provisions.

16.

These terms are conditional on Endurance’s Board of Directors approval which will occur within 5 days of closing.

If the above terms are acceptable to you we ask that you sign and return one of the two original copies of this letter, which will then become a binding agreement between us.  On receipt of the executed letter together with the requisite cheques pursuant to paragraphs 1 and 7, and the approval from Endurance’s Board of Directors, Endurance will proceed immediately with finalizing a press release, initiating the 2012 program planning, and providing the initial cash call to Liberty. Once the initial cash call has been provided, Endurance will initiate drafting a formal agreement, acceptable to both parties, which will eventually replace this letter agreement.

Yours truly,

ENDURANCE GOLD CORPORATION

ENDURANCE RESOURCES INC.

/s/ Robert T. Boyd

Robert T. Boyd

President and CEO,

Agreed to and accepted this    20      day of         April                      , 2012.

/s/ Lynn Harrison

____________________________

Lynn Harrison, President and CEO

Liberty Gold Corp.

April 2012 Letter Agreement – McCord Gold Property, Alaska

Schedule "A"

“The Property”

 McCord Gold Property

Tolovana Mining District, Alaska

OWNER: 100% Endurance Resources Inc.

				Annual Maintenance
Claim Name	Serial No.	Location Date	Due Date	Labor Work$	State Claim Rent$	Acres
MMM 1	ADL703865	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
MMM 2	ADL703866	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
MMM 3	ADL703867	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
MMM 4	ADL703868	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
MMM 5	ADL703869	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
MMM 6	ADL703870	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
MMM 7	ADL703871	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
MMM 8	ADL703872	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
MMM 9	ADL703873	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
MMM 10	ADL703874	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
MMM 11	ADL703875	Sep. 9, 2010	Nov. 30, 2012	400	140	137.74
MMM 12	ADL703876	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
MMM 13	ADL703877	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
MMM 14	ADL703878	Sep. 9, 2010	Nov. 30, 2012	400	140	160.00
						2,217.74

April 2012 Letter Agreement – McCord Gold Property, Alaska

Schedule "B"

2012 McCord Exploration Budget

 McCord Gold Property

Tolovana Mining District, Alaska

2012 Sampling and evaluation Budget - Metallogeny prime field contractor
- 13 field days, including mob/demob, trenching and claim staking
- 100 m x 1,200 m soil sample spacing
- 350 samples (240 soil samples, 60 rocks, 50 trench samples)
- ground magnetics, EM and radiometrics
- Bell 206 @$1,000/hr. (min 3 hrs/day)

		Hours/Days	Billing Rate	UNIT	US $ Amounts

Wages
	Project Management (Endurance)	11	$ 900.00	/day	$ 9,900
	Project Geologists	230	$ 60.00	/hr	$ 13,800
	GIS and presentation Maps	100	$ 52.50	/hr	$ 5,250
	Soil Sampler (Sr.Tech./Crew Manager)	130	$ 45.00	/hr	$ 5,850
	Soil Sampler (Geologist III)	130	$ 45.00	/hr	$ 5,850
	Soil Sampler (Geologist II)	130	$ 37.50	/hr	$ 4,875
	Soil Samplers (3)	390	$ 30.00	/hr	$ 11,700
	Camp cook	130	$ 37.50	/hr	$ 4,875
					$ 62,100
Rentals
	Hand Auger Drills (3)	39	$ 50.00	/day	$ 1,950
	Generator	13	$ 25.00	/day	$ 325
	ATV Rental 1	13	$ 75.00	/day	$ 975
	ATV Rental 2	3	$ 75.00	/day	$ 225
	Truck 1	3	$ 150.00	/day	$ 450
	Truck 2	10	$ 100.00	/day	$ 1,000
	Communications Satellite & Radio	13	$ 35.00	/hr	$ 455
	Trailer	2	$ 25.00	/day	$ 50
					$ 5,430
Subcontractors
	Expeditors				$ 2,300
	Ground Geophysics (mag EM radiom)				$ 25,000
	Portable Backhoe "digger"	10	$ 500.00	/day	$ 5,000
	Helicopter (Bell 206 - including fuel)	15	$ 1,000.00	/hr	$ 15,000
	Geological Mapping				$ 9,000
					$ 56,300
Analyses
	Soils	350	$ 55.00	/each	$ 19,250
	Rocks	50	$ 55.00	/each	$ 2,750
					$ 22,000
Expenses
	Tent Camp & Supplies (7 people)	13	$ 175.00	/day	$ 2,275
	Food (7 people)	13	$ 245.00	/day	$ 3,185
	Sampling Supplies (fuel, sample bags)	13	$ 75.00	/day	$ 975
	Auger bits	6	$ 100.00	/each	$ 600
	Mileage	1650	$ 1.00	/miles	$ 1,650
	Travel & Accommodation				$ 3,000
	Metallogeny Management Fee (15%)				$ 16,180
					$ 27,865

Sub-Total					$ 173,695
Overhead (10%)					$ 17,370

TOTAL					$ 191,065

April 2012 Letter Agreement – McCord Gold Property, Alaska

Schedule "C"

McCord Gold Property

Mutual Area of Interest (AMI)

Tolovana Mining District, Alaska

ENDURANCE GOLD
McCORD PROPERTY
LIVENGOOD AREA, ALASKA
Area of Interest
Endurance Gold
McCord Property
Martin Creek
Miller Creek
McCord Creek
Tolovana River
N
Endurance Gold
Others
0
1
2
3
4
5
km
Datum: NAD27
Projection: UTM Zone 6
440000
442000
444000
446000
448000
7274000
7272000
7270000
7268000
7266000
7264000
7262000

April 2012 Letter Agreement – McCord Gold Property, Alaska